<HOLTZ RUBENSTEIN LETTERHEAD>

HOLTZ RUBENSTEIN & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS









May 7, 1998

Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Embryo Development Corporation, and on June 12, 1997 we reported on the consolidated financial statements of Embryo Development Corporation and Subsidiary ("Embryo") as of and for the two years ended April 30, 1997. On May 5, 1998, we were dismissed as principal accountants of Embryo. We have read Embryo's statements included under Item 4 of its Form 8-K for May 5, 1998, and we agree with such statements.

Very truly yours,

/s/ Holtz Rubenstein & Co., LLP
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